Exhibit 10.1

CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS

CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT (I) IS NOT

MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND

ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

LICENSING & DISTRIBUTION AGREEMENT

THIS LICENSING & DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into on February 28, 2022 (the “Effective Date”), by and between Altamira Medica Ltd., Bahnhofstrasse 21, 6300 Zug, Switzerland, a company organized under the laws of Switzerland (hereinafter referred to as “Altamira”), and Nuance Pharma Limited, with its registered address at Unit 417, 4/F, Lippo Centre Tower Two, No. 89 Queensway Admiralty, Hong Kong, a company organized under the laws of Hong Kong (hereinafter referred to as “Nuance”) (Altamira and Nuance both a “Party” and jointly the “Parties”).

WHEREAS, Altamira manufactures, markets and distributes certain consumer health nasal spray products and wishes to have such products marketed and distributed across certain Asian countries; and

WHEREAS, Nuance has the experience, personnel, facilities and authorisations necessary to market and distribute such products in certain Asian countries and in a subsequent step to manufacture such products for these countries; and

WHEREAS, Altamira desires to grant Nuance an exclusive license to manufacture, market and distribute certain products across certain Asian countries and Nuance desires to obtain such license and exploit it to manufacture, market and distribute such products across certain Asian countries, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration for the mutual undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Altamira and Nuance hereby agree as follows:

1.	GRANT OF LICENSE.

1.1 License.

(a) Subject to the terms and conditions of this Agreement, Altamira hereby grants to Nuance an exclusive license (the “License”), to

(i) Develop (as defined below) the products listed on Schedule 1 (the “Products”) for applying imported medical devices licenses (the “IMDL”) and other required registrations, approvals and permits within the territories of certain countries listed on Schedule 1 (the “Territory”);

(ii) Commercialize (as defined below) the Products within the Territory. Prior to completion of Production Transfer (as defined below), Nuance will purchase the Products from Altamira as defined in Section 2.3(a).

(iii) Manufacture or have a third-party to Manufacture (as defined below) the Products for the Development and Commercialization of the Products in the Territory commencing (i) [***] years after Nuance obtaining the first national registration of Products in the Territory or (ii) upon Nuance’s cumulative orders for Products reaching the milestone defined in Schedule 2 (the “Order Milestone”), whichever comes later (the “Production Transfer”); and

(iv) use Altamira’s intellectual property relevant to the Products in the Territory, including patents, patent applications, trademarks, trademark applications and know-how (the “Licensed IP”) for the purpose of the activities described under (i), (ii) and (iii) above.

“Development”, or “Develop” means all activities within the Territory related to clinical research, stability testing, manufacturing scale-up, qualification and validation, quality assurance/quality control, the preparation and submission of any medical device approval applications including IMDL, regulatory affairs with respect to the foregoing, and all other activities necessary or required by a regulatory authority as a condition or in support of obtaining or maintaining all required registrations, approvals, and permits.

“Commercialization”, or “Commercialize” means any and all activities related to pre-marketing, launching, marketing, promotion (including advertising and detailing), labelling, bidding and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing, having imported, exporting within the Territory, having exported within the Territory, distributing, having distributed, providing customer service and support, conducting medical affairs, conducting post-marketing safety surveillance and reporting of or otherwise commercialising or exploiting the Products, including the Distribution Services prior to Production Transfer and the above activities with regard to the Products following Production Transfer.

“Manufacture”, “Manufactured” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging and labelling of any medical device, including process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, supply chain, stability testing, quality assurance testing and release, and quality control.

(b) Within [***] months from the Effective Date, Nuance will use commercially reasonable efforts to seek all required registrations, approvals, and permits for selling and distributing the Products in South Korea. Failure to submit all appropriate documentations to regulatory authorities to seek registrations, approvals and permits within [***] months from the Effective Date shall result in the removal of South Korea from the Territory.

(c) The License to Nuance is non-transferable, except as otherwise allowed under Section 13.4. The License is granted with a right to sublicense to other parties, subject to prior written consent of Altamira (which shall not be unreasonably withheld, delayed or conditioned). Notwithstanding anything to the contrary hereunder, Nuance may sublicense any and all of its rights and obligations hereunder to its affiliates, with prior written notification to Altamira.

1.2 Efforts. At all times while this Agreement is in effect, Nuance shall use commercially reasonable efforts to exploit the Licence granted hereunder throughout the Territory, including but not limited to (a) offering for sale the Products in a fashion so that they shall be sold on a timely basis; (b) maintaining a sales force sufficient in number and appropriate training, skill or experience to provide effective distribution throughout all areas of the Territory (sales force can include independent sales representatives); (c) developing and maintaining good customer relations and advising Altamira immediately if Nuance becomes aware of any changes in the market, Complaints (as defined in Schedule 4) or other claims by customers or others regarding Altamira or the Products, (d) complying with any and all of Altamira’s requirements relating to quality control, disposition of damaged Products, or other matters relevant to this Agreement as set out in Schedule 4; (e) making no false or misleading representations or engaging in any other unfair or deceptive trade practices with respect to the Products; (f) making no public statements or remarks tending to denigrate the Products; and (g) complying with all Applicable Laws (as defined in Schedule 4), regulations and requirements in the performance of all Nuance’s obligations under this Agreement and in any dealings with the Products and customers.

Altamira will facilitate the Development, Commercialization and Manufacturing of the Products in the Territory by providing Nuance access to, and a right of reference with respect to, all regulatory filings, applications, approvals, permits, data, registration dossiers and corresponding documentation controlled by Altamira or its affiliates and any materials or documents as required by competent regulatory authorities for the registration of the Products in the Territory at any time during the Term, to the extent necessary for the purposes of Developing, seeking and securing regulatory approvals for, and Commercializing the Products in the Territory (the “Regulatory Support Documents”). Subject to the terms of this Agreement, during the Term, Altamira will use reasonable efforts to grant Nuance access to, and a right of reference with respect to Regulatory Support Documents generated by any of Altamira’s licensees, to the extent Altamira has control of such Regulatory Support Documents. The foregoing rights include without limitation the right for Nuance and, to the extent permitted under this Agreement, its affiliates and sublicensees, to make copies of and reproduce such documentation and information for the purposes set forth herein.

1.3 No agency relationship. Nuance expressly acknowledges and agrees that Altamira’s grant of the License to Nuance within the Territory does not establish any agency or business relationship that would confer on Nuance any rights inconsistent with, or superior to, the rights expressly granted to Nuance pursuant to this Agreement and Nuance hereby disclaims any such rights. Without limiting the generality of the foregoing, Nuance covenants that in connection with the expiration or termination of this Agreement in accordance with its terms, Nuance and its affiliates shall not assert against Altamira any rights as a commercial agent under the Applicable Laws of any country of the Territory that are inconsistent with, or superior to, the rights expressly granted to Nuance pursuant to this Agreement.

1.4 Exclusivity rights. During the term of this Agreement, Altamira shall not Commercialize the Products in the Territory except as provided in this Agreement. Nuance’s exclusive right to sell the Products in the Territory or any particular channel of distribution within the Territory or in any other way as stipulated in this Agreement is conditioned upon Nuance having the financial and operational resources reasonably necessary to sell the Products as contemplated by this Agreement as well as Nuance continuing to meet the operational performance requirements set forth in this Agreement or as agreed to by Nuance and Altamira from time to time. In addition to and without limiting Altamira’s right to cause the non-extension or the termination of this Agreement pursuant to Section 11.1 and Section 11.2 herein, Altamira shall have the right to terminate this Agreement in whole or in part and/or to terminate the exclusivity rights of Nuance and distribute the Products within the Territory other than through Nuance without compensation to Nuance as follows:

(a) Altamira shall have the right at any time to distribute the Products to customers within the Territory other than through Nuance without penalty or compensation to Nuance if and to the extent Nuance is unable or unwilling to distribute the Products within the Territory due to any court order, threatened litigation, or regulatory requirements that prohibit or materially limit Nuance’s ability to perform its obligations under this Agreement or being otherwise prohibited or prevented from selling or distributing the Products in the Territory or refusing or being unable to sell or distribute the Products to any material customer, class of customers or distributional channel.

(b) Beginning on and after the first anniversary of this Agreement, Altamira shall have the right to terminate this Agreement in whole or in part and distribute the Products to customers within the Territory other than through Nuance without penalty or compensation to Nuance if Nuance fails to generate gross sales equal to at least [***] of the annual goal mutually agreed upon by the Parties for a particular calendar year (or, if the Parties have not established mutually agreed sales goal for a particular year, then at least [***] of the annual gross sales of the immediately preceding year) (the “Annual Performance Goal”).

Notwithstanding anything to the contrary, if Nuance’s failure to meet any Annual Performance Goal is due to any of the following occurrences, then it shall not be deemed a breach of Nuance, and Altamira shall not have the right to terminate this Agreement  under Section 11.1 and Section 11.2 herein:

(i)	Altamira fails to timely supply the Products in accordance with the provisions of the Agreement;

(ii)	Any force majeure event;

(iii)	Any time period has to be adjusted equitably to account for any change in the regulations or policies applicable to the Products in the Territory; or

(iv)	Any other factors that are beyond control of Nuance.

(c) Beginning on and after the first anniversary of this Agreement, if Altamira reasonably determines that the financial condition of Nuance has deteriorated materially, e.g., cash flow less than [***], or other pre-defined conditions mutually agreed by both Parties, Altamira may deliver written notice to Nuance requesting that Nuance provide to Altamira information required by this Section 1.4(c). Nuance shall have sixty (60) days to provide Altamira with historical and projected financial information and a business plan relating to the Products that together demonstrate to Altamira’s satisfaction that Nuance will be able to meet its obligations under this Agreement. If Nuance is unable to meet its financial projections or key performance goals mutually agreed to between the Parties for an additional one hundred eighty (180) days (or such longer period agreed to by the Parties) after the presentation of the business plan period, Altamira shall have the right to terminate this Agreement in whole or in part without penalty or compensation to Nuance and to distribute the Products to customers within the Territory other than through Nuance.

In order to give effect to Altamira’s rights under this Section 1.4, Nuance undertakes to support Altamira or any party designated by Altamira in obtaining the extension, transfer or re-filing of registrations, approvals and permits for marketing and selling Products in the Territory that are not in Altamira’s name.

1.5 Non-Compete.

(a) For the duration of this Agreement, Nuance agrees that it shall not, directly or indirectly, through its affiliates or any other person controlled by or acting on its or their behalf, develop (including file applications for regulatory approval), import, manufacture, promote, merchandise, distribute or sell any non API containing medical device which helps to (i) prevent onset and alleviate allergic symptoms caused by airborne allergens; and (ii) reduce the viral load and risk of infection from airborne viruses in the Territory. The obligations set forth in this Section 1.5(a) shall apply whether or not Nuance has informed Altamira.

(b) During the term of this Agreement Nuance agrees that it will not, directly or indirectly, through its affiliates or any other person controlled by or acting on its or their behalf, market to or solicit orders from, or distribute any of the Products through Nuance’s agents or otherwise to or from, any customer or any affiliate of any customer located outside of the Territory.

(c) Nuance agrees that Altamira or its affiliates shall not be liable to Nuance, in any manner, by reason of any third-party sales or other activities within the Territory which have not been authorized by Altamira. However, when Nuance informs Altamira in writing about any Product promotion or sales activities directed at the Territory, Altamira will provide commercially reasonable assistance to Nuance to stop such activities.

(d) Up to reaching the Order Milestone, Nuance shall purchase Products exclusively from Altamira or from affiliates of Altamira as directed by Altamira in writing from time to time and not from any other individual or entity, subject to Nuance’s right to manufacture Products on its own upon reaching the Order Milestone.

1.6 Rights of Altamira. Nothing contained in this Agreement shall be construed to limit or restrict Altamira’s right, in its sole discretion, at the earliest [***] after regulatory approval of the Products in Mainland China and on giving [***] notice, to discontinue the manufacture, sale or distribution of any Product for commercial reasons. The notice once given will be considered suspended for a period of maximum three (3) months during which the Parties will seek a mutually agreeable solution to address those commercial reasons while allowing for continuing supplies to Nuance. If the Parties can reach a mutually agreeable solution, the notice will be considered withdrawn and ineffective. If the Parties cannot reach a mutually agreeable solution within the three (3) months, the notice will remain effective but the Parties will seek to accelerate the Production Transfer. For avoidance of doubt, in the event the notice remains effective, the notice shall not constitute a waiver of Altamira’s obligations under this Agreement and Altamira shall fulfil its obligations in accordance with any and all provisions of this Agreement during the [***] notice period.

1.7 Reservation of Rights. No rights, other than those expressly set forth in this Agreement, are granted to either Party under this Agreement, and no additional rights will be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights. All rights not expressly granted by either Party or its affiliates to the other under this Agreement are reserved.

1.8 Other Products. If Altamira decides to Commercialize any other of its products in the Territory, it shall inform Nuance in order to discuss the possibility of including such other products in the Products. However, Altamira shall have no obligation to appoint Nuance as distributor of such other products and Nuance shall have no obligation to distribute such other products. Furthermore, this obligation to inform does not apply if, in consideration of the characteristic of the new products and the specialization of Nuance, it is not to be expected that such products may be Commercialize by Nuance.

2.	DISTRIBUTION SERVICES.

2.1 Distribution Services. Nuance shall provide the following distribution services for the Products (the “Distribution Services”) before completion of Production Transfer:

(a) Nuance agrees to (i) distribute and sell the Products in the Territory and shall advertise and promote the Products to the extent lawful according to all Applicable Laws and regulations; (ii) extend the distribution and sale of the Products in the Territory so as to maximize such distribution; and (iii) meet or exceed the performance targets agreed to by the Parties from time to time.

(b) Nuance agrees to be solely responsible for invoicing and receivables collection for all the Products sold to customers by Nuance under this Agreement.

(c) Nuance agrees to maintain a sales management team and trained personnel adequate for the needs of the Territory, maintaining such offices, warehouses and distribution facilities within the Territory. Nuance shall provide all services other than warehousing and delivery services directly or through one or more affiliates controlled by, or under common control with, Nuance or a third-party agent of Nuance in each case reasonably satisfactory to Altamira, and where a sublicense is required subject to Altamira’s consent pursuant to Section 1.1(c). Nuance shall provide Altamira with prior written notice of its intention to appoint any such broker, sub-distributor or other agent and provide any information about such party as reasonably requested by Altamira. As between the Parties, Nuance shall be liable to Altamira for any actions or omissions of any such agent or broker or sub-distributor in connection with this Agreement. The scope of any rights granted by Nuance to any sub-distributor or agent may not exceed the scope of rights granted to Nuance under this Agreement. In particular, Nuance shall impose any obligations also to its sub-distributors and agents which are necessary to ensure adherence and compliance of the sub-distributors and agents with terms similar to the ones stipulated under this Agreement (in particular, but not limited to: compliance, non-compete obligations, sales restrictions, intellectual property rights, confidentiality obligations and term and termination provisions), and guarantees towards Altamira the compliance of its sub-distributors and agents with these obligations.

(d) In the event that a customer for the Products requests a service that is outside the scope of this Agreement, the Parties agree to seek in good faith a mutually acceptable solution that is in the mutual best interests of the Parties.

2.2 Marketing Plans and Trade Fund Management.

(a) No later than November 1st of each year the Parties agree to meet to discuss the sales goals and marketing programs in the Territory for the Products for the next calendar year. The Parties will prepare a written marketing plan (each, as amended from time to time in accordance with this Agreement, a “Marketing Plan”) to be executed by the Parties which may be revised and updated by the mutual agreement of the Parties from time to time. Each Marketing Plan shall set forth the sales and performance goals for the next calendar year. Each Marketing Plan shall be monitored on a quarterly basis by the Parties, and within fifteen (15) business days after the end of each calendar quarter, Nuance agrees to deliver Altamira a report in writing on Nuance’s progress in achieving established goals in such format and containing such information as agreed by the Parties from time to time. The Parties shall agree on a Marketing Plan for the first year of this Agreement not later than the date that is sixty (60) days after the date of this Agreement.

b) Nuance agrees to work with Altamira in a collaborative manner to develop and execute specific marketing programs for the Territory. Altamira may from time to time issue marketing and branding guidelines which shall be observed by Nuance and which shall take precedence over any agreed Marketing Plans.

(c) For avoidance of doubt, the Parties agree that Altamira shall be responsible for all Commercialization activities with respect to the Products outside the Territory and Nuance shall be responsible for all Commercialization activities relating to the Products within the Territory pursuant to this Agreement.

(d) Nuance acknowledges and agrees that Altamira may appoint an Alliance Manager (as defined below) for the region that includes the Territory. Upon the written request of Altamira, Nuance shall cooperate with any such Alliance Manager of Altamira to facilitate the communication between the Parties in the development of marketing and sales plans for the Territory and the ongoing evaluation of Nuance’s performance against the mutually agreed upon sales and marketing plans and business development. “Alliance Manager” refers to the person designated by Altamira who shall work together with Nuance to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement. The Alliance Manager shall not have final decision-making authority with respect to any matter under this Agreement.

(e) In all its marketing and communication before the completion of Production Transfer, Nuance shall clearly demonstrate that it acts as an independent distributor of the Products and does not act on behalf of Altamira.

(f) Each Party shall bear itself the marketing expenses it has incurred, except as agreed otherwise by the Parties.

2.3 Inventory, Storage and Handling of Products.

(a) Up to the Order Milestone, Nuance shall submit to Altamira from time to time binding purchase orders for Products in line with the Marketing Plan.

(b) Nuance shall manage inventory rotation of the Products on a first-expiry-first-out (FEFO) basis. Any obsolescence of the Products which was the direct result of any act or omission of Nuance or any agent of Nuance, including improperly managed inventory rotation will be for the sole account of Nuance, and Nuance shall bear all costs related to disposition of such Products. All costs of obsolete Products due to the acts or omissions of Altamira will be borne by Altamira. Costs reimbursable hereunder to Nuance for such obsolete Products will include the total FOB cost of the obsolete Products to Nuance and all costs related to disposition of such Products.

(c) Nuance shall not in any way store and handle the Products together with other goods which by their nature would be likely to alter or damage the Products. Nuance undertakes to maintain the Products in good and saleable condition whilst in the possession of Nuance or its agents, subject to the normal shelf life of each Product. Nuance shall permit and cause its agents to permit Altamira’s personnel and representatives access to Nuance’s and its agents’ warehouses during normal business hours (having first advised of the required access not less than 24 hours prior to the proposed time of access) in order to inspect the Products and warehouse facilities and to verify the accuracy of Nuance’s reported inventories and other information reported by Nuance to Altamira; provided that Altamira provides reasonable prior written notice to Nuance for such inspection, and such inspection shall be conducted during normal business hours of Nuance.

2.4 Reporting; Other Information. It is understood and agreed that up to the Production Transfer, Altamira and Nuance will, in good faith, endeavour to implement information exchange, forecasting and operating methodologies and techniques in order to reduce inventory levels, improve forecast accuracy, reduce the time between orders and delivery of Product both to Nuance and from Nuance to its customers. The Parties shall develop a protocol for the reporting of historical operating data with respect to the sales and distribution of Products pursuant to this Agreement. Such protocol shall prescribe the types of information to be reported by Nuance and its sub-distributors and agents, if any, to Altamira and the timing of such reports. The protocol may also establish the procedures by which Nuance and Altamira may share electronic records of operating data relating to the sale and distribution of the Products and automated forecasting tools. Nuance shall provide to Altamira forecasts of monthly purchases of Product and ship-to-trade (distributor sell-out) for the current accounting period and for a rolling period which, at a minimum, shall be eighteen (18) months. Such forecasts shall be stated in a monthly phasing and broken down by SKU. Nuance shall use its commercially reasonable efforts to provide such forecasts by not later than the fifth (5) business day of each month.

2.5 No Other Warranties. Nuance agrees not to make any verbal or written warranties, representations or claims concerning the Products other than those agreed in this Agreement or those contained in written materials previously supplied by Altamira to Nuance.

2.6 Recall.

(a) Up to the Production Transfer and without prejudice to the information set out in Schedule 4 regarding Recall (as defined in Schedule 4), only Altamira may initiate the Recall or withdrawal of the Products except as otherwise mandated by law. To the extent that any of the Products is determined not to be legally useable in the Territory, Altamira may initiate a Recall or withdrawal with regard to such Products. In the event of such Recall or withdrawal, Altamira will provide notice to Nuance, and the Recall or withdrawal shall be conducted by Nuance in accordance with its procedures and policies then in effect. In addition, Nuance agrees to provide all services requested by Altamira in connection with such Recall or withdrawal. Nuance’s reasonable direct expenses related to the Recall or withdrawal services or incurred by it in connection with any seizure of Product, including customer charges and out-of-pocket and allocated manpower expenses, will be billed to and payable by Altamira, provided that Altamira shall bear no expense to the extent that the Recall or withdrawal is caused by Nuance’s negligence or wilful misconduct.

(b) Nuance agrees to notify Altamira in writing immediately, but in no case more than 24 hours after having knowledge, of any material adverse consequences or any other condition that could reasonably give rise to a Recall or withdrawal of the Products.

3.	PRODUCT SUPPLY; MANUFACTURING.

3.1 Product Supply. Altamira shall manufacture and supply Products to Nuance up to the Production Transfer. Nuance must notify Altamira about any particular local requirements in the Territory applicable to the Products (or the packaging), and Nuance will cover all costs incurred as a result of such particular local requirements in the Territory.

3.2 Orders. The Products shall be purchased pursuant to one or more purchase orders (“Purchase Order”) issued by Nuance. Nuance shall submit to Altamira binding purchase orders for Products in accordance with the following:

(a) A Purchase Order is an order, substantially in the form of Schedule 3 hereto, for the purchase of the Products by Nuance, which order must include all necessary information to identify the Products, including but not limited to language(s), quantities and prices.

(b) One (1) original of any Purchase Order for the Products shall be duly executed by a legal representative of Nuance, with authority at least for acts of administration, and delivered to Altamira.

(c) Following receipt of any Purchase Order, Altamira shall notify Nuance of the acceptance or rejection of such Purchase Order through an email acknowledgment to Nuance; provided, however, that nothing contained herein shall be construed to require Altamira to accept a Purchase Order or to sell the Products requested by Nuance under each Purchase Order. Under any circumstance, Altamira shall, within five (5) business days of the receipt of any Purchase Order from Nuance, give written confirmation to Nuance to confirm acceptance of such Purchase Order, or to specify the reason that such Purchase Order is rejected pursuant to subsection (e) below. Nuance agrees that Altamira shall not be bound to sell or deliver the Products to Nuance pursuant to any non-countersigned or rejected Purchase Order.

(d) If a proposed Purchase Order is accepted by Altamira, then subject to the terms hereof and the corresponding Purchase Order, Altamira will sell the Products to Nuance. Nuance agrees to indemnify Altamira against any loss or expense incurred by Altamira as a result of Nuance’s failure to complete the purchase of the Products as provided in each Purchase Order.

(e) Altamira can only reject a Purchase Order delivered by Nuance under the circumstance that (i) any quality, regulatory or safety concern is identified in relation to the Products, or (ii) the quantities of the Products specified in the Purchase Order are in excess of the permitted variance set out in Section 3.2(g). In the event of shortages, Altamira shall, at its own cost, use commercially reasonable effort to remedy any shortage of supply and resume the supply to Nuance within two (2) months.

(f) The Purchase Order must be submitted to Altamira at least 90 days prior to the requested delivery date at the FOB Rotterdam or Hamburg seaport or FCA Frankfurt airport point of delivery.

(g) Altamira will use commercially reasonable efforts to deliver the Products in the requested quantities, provided, however, that the requested quantities do not deviate by more than [***] from the forecast as defined in Section 2.4.

3.3 Shipment Schedule. Altamira shall cause the Products to be delivered or shipped to the FOB Rotterdam or Hamburg seaport or FCA Frankfurt airport point of delivery after acceptance of the relevant Purchase Order. Altamira shall be in default if delivery of all the Products ordered under a Purchase Order is not made within thirty (30) calendar days after the delivery date set forth in such Purchase Order.

3.4 Partial Shipment. Subject to written notice being given to Nuance, Altamira may make partial shipments of Purchase Orders, which shall be paid for when due, without regard to any subsequent shipments. Notwithstanding the foregoing, Nuance and Altamira shall each use commercially reasonable efforts to honour Purchase Orders received after participating in tenders as agreed by the Parties. In such circumstances, each of the Parties shall only be obligated to meet the required volumes under that commitment to last a total of six (6) months. Delay in shipment or delivery of any particular instalment shall not relieve Nuance from its obligation to accept and pay for any remaining instalments and compliance with its obligations hereunder; provided that, subject to Section 3.3, delivery of all instalments shall be made within fourteen (14) calendar days after the delivery date set forth in such Purchase Order. Altamira has the right to deliver each Product within a plus or minus [***] tolerance of the requested quantity of units of each SKU in the accepted Purchase Order, provided that prior notice thereof is given by Altamira and approved by Nuance. Such approval will not be unreasonably withheld by Nuance.

3.5 Receipt of Delivery. Nuance shall be obliged to take delivery of the Products, even in case of partial deliveries Nuance shall inspect the delivered Products immediately upon receipt.

Nuance shall notify Altamira within fifteen (15) business days upon receipt of delivery and in writing about any defects of the Products.

In case of any discrepancies with the order in quantity, Nuance shall notify Altamira within fifteen (15) business days upon receipt and in writing. Failing such notice, the delivery shall be deemed to have been correctly performed and Altamira shall have no duty to correct any discrepancy in quantity or to grant a price reduction.

3.6 Packaging. The Products shall be resold by Nuance in their original packages. Nuance agrees not to, either directly or indirectly, re-label, repackage, mark, or assist any other entity to re-label, repackage, or mark the Products except for such repackaging as may be necessary to refurbish damaged Products or such re-label, repackaging, or mark by Altamira as is required by Applicable Laws or competent regulatory authorities in the Territory.

3.7 Minimum Quantity of Purchase Orders. Nuance agrees to place Purchase Orders for the Products for a minimum of units (pallets) per year before completion of Production Transfer, as defined in Schedule 2, starting with the first full year following registration of the Products in the first country of the Territory (the “Minimum Annual Quantity”). Nuance agrees that ordered quantity for each SKU shall be in full pallets. The minimum order quantity per shipment is [***] per SKU.

3.8 Shelf Life. Altamira will ensure to supply Products with minimum shelf life of (i) 80% of its approved shelf life and (ii) at least 19 months at the time of delivery to FOB Rotterdam or Hamburg seaport or FCA Frankfurt airport point of delivery.

3.9 Production Transfer.

(a) The Parties shall collaborate diligently to transfer from Altamira to Nuance and validate the manufacturing process and analytical methods required to Manufacture and release Products in accordance with the corresponding technical file(s) (the “Technical File”) to enable Manufacturing of Products within the Territory for (the Local Production. Upon request by Nuance, but not before registration of the Product in Mainland China, Altamira shall expediently provide all additional required documents relating to the Products and the manufacturing process to allow Nuance the pre-selection and pre-qualification of a potential manufacturing site for Products in the Territory (the “Nuance Site”). Based on Nuance’s documented pre-qualification, Altamira will assess the suitability of the proposed Nuance Site, which will include an audit by its own staff or a designated, appropriately qualified third party. Altamira will share its findings and assessment with Nuance and notify Nuance expediently whether it considers the proposed Nuance Site appropriately qualified or not. The costs for the Production Transfer will be borne by Nuance. Altamira will use commercially reasonable efforts to make its experience and expertise available to facilitate the preparation and implementation of the Production Transfer.

(b) For avoidance of doubt, upon Production Transfer Nuance will have the right to Manufacture the Products in the manufacturing site set up by Nuance in the Territory or have any qualified third party contract manufacturing organization(s) (“CMO”) Manufacture the Products.

3.10 Nuance Manufacturing.

(a) Following the Production Transfer, Nuance undertakes to ensure the manufacture, packaging and storage of the Products in compliance with all Applicable Laws, rules and regulations, and Altamira’s requirements, as defined in the Technical File.

(b) Nuance undertakes not to make any modification to the Products or the manufacturing process without the prior written approval of Altamira. Any modifications shall be made in accordance with the change control provisions in Schedule 4 (the “Regulatory & Quality Requirements”).

4.	REGULATORY AND QUALITY.

4.1 Product Registrations and Permits. Nuance will assist Altamira in obtaining and maintaining all necessary registrations, approvals, and permits for selling the Products to Nuance for resale and distribution in the Territory and maintaining and expanding regulatory approvals in the Territory. All registrations and approvals shall be in Altamira’s name before completion of the Production Transfer unless prohibited by law, in which case they shall be held in trust for Altamira by Nuance and shall be subject to transfer or cancellation at Altamira’s direction, and Nuance shall act as the local agent of Altamira to facilitate such arrangement. After completion of the Production Transfer, all registrations and approvals in relation to the Products shall be held under Nuance’s name. Nuance shall comply with all legal and technical requirements that are of importance or have to be observed when importing, selling, storing, handling or marketing the Products and shall be responsible for obtaining and maintaining during the term of this Agreement all necessary registrations, approvals and permits for importing, selling, storing, handling or marketing the Products into or in the Territory from any government having jurisdiction over the sale or use of the Products. Altamira shall provide Regulatory Support Documents and such assistance to Nuance to allow Nuance to obtain and maintain all necessary registrations, approvals, and permits for the Products in the Territory. Altamira shall be under no obligation to accept any Purchase Order for the Products until such registrations, approvals and permits are obtained.

4.2 Regulatory and Quality Processes. The expectations, obligations, and responsibilities of the Parties with respect to critical quality and regulatory processes are set out in more detail in the Regulatory & Quality Requirements in Schedule 4 to this Agreement. If there are any conflicts between the terms of this Agreement and Schedule 4, the provisions in this Agreement shall govern, except where directly and solely related to regulatory or quality matters, where Schedule 4 prevails.

5.	PURCHASE PRICE, PAYMENT TERMS AND DELIVERY.

5.1 Prices.

(a) Altamira shall sell Products to Nuance at prices for each SKU of such Products established by Altamira for the Territory from time to time during the term of this Agreement (the “Selling Prices”).

(b) The initial Selling Prices are set forth in Schedule 2 to this Agreement. Altamira shall have the right to increase the Selling Prices once annually, with price increases becoming effective for deliveries beginning January 1st of each calendar year. Such increases shall not exceed the annual percentage increase of the producer price index for the “Manufacture of chemicals and chemical products; Manufacture of basic pharmaceutical products and pharmaceutical preparations” in the Euro 19 area or any relevant successor producer price index as published by Eurostat (the “PPI”) for the most recent twelve (12) month period for which figures are available. Altamira shall use all reasonable efforts to provide written notice to Nuance of any anticipated price increase no later than October 31st of any calendar year.

5.2 Payment Terms. The Products purchased by Nuance will be invoiced [***] of the Selling Price upon placing the Purchase Order and for the remainder upon delivery to the FOB or FCA point with a payment term of [***] days from invoice date.

5.3 Full Payment. Nuance agrees to comply with the payment terms set forth under Section 5.2 at all times and shall not make any deductions from payments due, unless agreed to in writing by Altamira.

5.4 Failure to Make Payments. It is understood by the Parties hereto that the ability of Nuance to make payments as stated in this Section 5 is of the essence of this Agreement, and in the event that Nuance does not or Altamira believes that Nuances is unable to make payments in accordance with the terms and conditions of this Agreement, for any reason, including without limitation, by virtue of any regulation or order of any government authority, Altamira may elect to delay shipment of any accepted order, to stop any shipments in transit or to move to full cash payment prior to shipment. Until all outstanding invoices are settled, Altamira may continue holding back any deliveries to Nuance and sell the Products ordered by Nuance to any third party. The remedies set forth in the preceding sentence shall be in addition to any other rights available to Altamira according to the Applicable Laws. If Nuance does not pay the outstanding amount in full within the payment deadline, Nuance shall automatically be in default and a default interest of [***] per year shall apply on the outstanding amount.

5.5 Currency. Unless otherwise provided herein, all payments, charges and billings hereunder shall be in euros and shall be made via wire transfer to an account designated by Altamira, as the case may be.

5.6 Delivery. The Products will be delivered FOB Hamburg or Rotterdam seaport or FCA Frankfurt Airport (in accordance with INCOTERMS 2020). Upon delivery to board, title to the Products so delivered and the risk of loss of such Products shall transfer to Nuance.

5.7 Reservation of Ownership. Ownership in the delivered Products shall remain with Altamira until full payment of the invoice(s) for the delivered Products. Altamira is herewith authorized to register such reservation of ownership with any competent authority and Nuance shall provide all necessary assistance required therefore, including any consents, as may be needed from time to time.

6.	LICENSE FEES; ROYALTIES.

6.1 Upfront License Fee. Within 30 business days from execution of this Agreement, Nuance shall pay to Altamira a one-time, up-front, non-refundable license fee equal to one million US Dollars ($1,000,000), by wire transfer to an account designated by Altamira.

6.2 Development Milestone Payments. Within 90 days from reaching certain development milestones, Nuance shall make to Altamira the following payments by wire transfer to an account designated by Altamira:

(a) One million US Dollars ($1,000,000) upon IMDL approval by the Chinese National Medical Products Administration of a Product for the prevention of onset and alleviation of allergic symptoms caused by airborne allergens or a substantially equivalent indication for use in allergic rhinitis.

(b) One million US Dollars ($1,000,000) upon IMDL approval by the Chinese National Medical Products Administration of a Product for reduction of the viral load and risk of infection from airborne viruses or a substantially equivalent indication for use in viral infection.

(c) One million US Dollars ($1,000,000) upon completion of the Production Transfer as defined by successful validation of the manufacturing process at the proposed Nuance Site and/or the proposed CMO.

Development milestone payments shall be payable only for the initial achievement of each milestone, and no amounts shall be due hereunder for subsequent or repeated achievement of such milestones.

6.3 Commercial Milestone Payments. Within 90 days from reaching certain commercial milestones for the first time in a calendar year in the Territory, Nuance shall make to Altamira the following payments by wire transfer to an account designated by Altamira:

(a) One and a half million US Dollars ($1,500,000) upon achieving [***].

(b) Three million US Dollars ($3,000,000) upon achieving [***].

(c) Five million US Dollars ($5,000,000) upon achieving [***].

(d) Ten million US Dollars ($10,000,000) upon achieving [***].

Commercial milestone payments shall be payable only for the initial achievement of such milestone, and no amounts shall be due hereunder for subsequent or repeated achievement of such milestones.

6.4 Royalty Payments. Commencing with the completion of the Production Transfer, Nuance shall pay the following royalties on total net sales of Products by Nuance in the Territory to Altamira by wire transfer to an account designated by Altamira:

(a) [***] of net sales if annual sales in a calendar year are below [***].

(b) [***] of net sales if annual sales in a calendar year are between [***].

(c) [***] of net sales if annual sales in a calendar year are above [***].

Within thirty (30) days after the end of each calendar quarter, Nuance will provide to Altamira a written report stating (i) the quantities of Products sold during the calendar quarter for each country of the Territory, and (ii) a calculation of the aggregate royalties owed by Nuance to Altamira for Products sold during the calendar year. Royalty payments will be due sixty (60) days after the end of each calendar quarter.

6.5 Net Sales; Currency Conversion. Net sales mean, with respect to a given time period, the total amount invoiced by Nuance or its affiliates or sublicensees for sales of Products in the Territory to third parties, less the following deductions actually taken, paid or accrued based on good faith estimates, with respect to such sales (and consistently applied):

(a) freight, insurance, packing, shipping charges, import/export, and other transportation charges from Nuance, its affiliates, or sublicensees to the applicable third party in each case as actually incurred and included as a specific line item on a bill or invoice to such third party;

(b) custom duty of imported components, VAT, sales tax, excise taxes, use taxes, tariffs, or other governmental charges upon or measured by the production, sale transportation, delivery or use of goods, in each case included as a specific line item on a bill or an invoice to such third party;

(c) trade, quantity and cash discounts allowed and taken, refunds, credits allowed and paid, chargebacks and any other allowances given and taken which effectively reduce the gross amounts billed or invoiced;

(d) discounts, price reductions, chargebacks or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities or other payees;

(e) bad debts actually written off in connection with such Products, providing appropriate due diligence has been carried out on credit terms with respect to any defaulting customer; and

(f) amounts repaid or credited by reason of rejections, defects, return goods allowance, billing errors, recalls or returns, or because of retroactive price reductions.

For clarity, net sales shall not include transfers or dispositions approved by Altamira for charitable, promotional, pre-clinical, clinical trial or regulatory, or customs inspection purposes. Net sales shall not include sales between or among Nuance, its affiliates, or sublicensees.

Sales in the currencies of the Territory are converted into US Dollars at the relevant Interbank exchange rates published in the Wall Street Journal for the end of period date.

6.6 Audit Request. Altamira shall have the right during the term of the Agreement and for nine (9) months thereafter to engage, at its own expense, an independent auditor reasonably acceptable to Nuance to examine the relevant records pertaining to Nuance’s sale of Products from time to time, but no more frequently than once every twelve (12) months, as may be necessary to verify compliance with the terms of this Agreement. Such audit shall be requested in writing at least fifteen (15) business days in advance and shall be conducted during Nuance’s normal business hours. Altamira shall bear any and all fees and expenses it may incur in connection with any such audit; provided, however, in the event an audit reveals an underpayment by Nuance of more than [***] as to the period subject to the audit, Nuance shall reimburse Altamira for any reasonable and documented out-of-pocket costs and expenses of the audit within thirty (30) days after receiving invoices thereof.

6.7 Penalty on Delinquent Payments. If the payment of any instalment of Royalties or any other fee due under this Agreement is delinquent, interest shall accrue on the unpaid principal amount of such instalment from and after the date which is ten (10) calendar days after the date the same became due at five percent (5%) per annum.

7.	TAXES.

7.1 Taxes. The prices established by the Parties as set forth above do not include customs duties, sales, use, excise, occupancy, privilege, value-added, income or any other taxes or charges as applicable. Nuance shall be solely responsible for the payment of all such taxes relating to purchases of the Products or otherwise arising in connection with this Agreement including, but not limited to, the payment of any duties levied upon any Products in the event that Nuance imports the Products into the Territory.

7.2 Withholding Taxes. Nuance shall promptly pay the withholding tax for and on behalf of Altamira to the proper governmental authority and shall promptly furnish Altamira with the tax withholding certificate. Nuance shall be entitled to deduct the withholding tax actually paid from such payment due by Altamira. Each Party agrees to assist the other Party in claiming exemption from such withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

7.3 Other Taxes. Except as provided in this Section 7, all taxes or duties in connection with payments made by Nuance shall be borne by Nuance.

8.	INTELLECTUAL PROPERTY.

8.1 Altamira Patents. Prior to issuance, Altamira shall be responsible and shall have the sole rights, for the preparation, filing, prosecution and maintenance (the “Prosecution”) of all patents which form part of the Licensed IP in the Territory (the “Licensed Patents”), at its discretion. Altamira shall give Nuance the right to comment on decisions related to Prosecution of patent applications relevant to the Products in the Territory and shall take into consideration the commercial strategy of Nuance in the Territory.

8.2 Altamira Trademarks. Nuance acknowledges that Altamira or its affiliates have the proprietary interest in and are the exclusive owners of all rights in their trademarks, service marks, trade names, domain names, technology, know-how, patents, utility patents, logos, slogans, product specifications and any other intellectual property right (the “Trademark”) that Altamira and its affiliates use in the promotion and sale of the Products hereunder (the “Company Trademark”), and also acknowledges that Nuance has no right or interest in such Company Trademarks. Nuance hereby agrees that it will not, directly or indirectly, do or cause any act impairing or challenging the validity of such Company Trademarks and shall not contest or oppose Altamira’s exclusive right to use and benefit from the use of such Company Trademarks. Nuance acknowledges that its use of Altamira Trademarks will only be done in accordance with this Agreement and for the purposes hereof. The use by Nuance of Altamira Trademarks in accordance with this Agreement or otherwise shall not create in Nuance or any affiliate of Nuance any right, title or interest in Altamira Trademarks and Nuance further agrees that all permitted uses of Altamira Trademarks by Nuance will inure to the benefit of Altamira. Nuance hereby agrees and accepts that in case Nuance or any affiliates of Nuance obtains any right in Altamira Trademarks Nuance will, and will cause any such persons to, immediately assign, transfer or otherwise convey, without limitation or any limitation whatsoever, such rights to Altamira or its designee. Altamira shall notify Nuance when it has commenced development of Altamira Trademarks applicable to the Products in the Territory. Altamira shall consult Nuance to review and comment on the development of such Altamira Trademarks suitable for the Territory. To the extent necessary for Altamira to enforce its rights under such Altamira Trademarks in the Territory in accordance with the terms of this Agreement, the Parties agree to execute any and all proper documents reasonably necessary for Altamira to register such Altamira Trademarks with the applicable governmental authority in the Territory. The costs in connection with developing the Altamira Trademarks in the Territory shall be borne in equal shares by the Parties.

8.3 Use of Altamira Trademarks. During the term of this Agreement, Nuance is permitted to use Altamira Trademarks which form part of the Licensed IP in the Territory (the “Licensed Trademarks”) only in connection with the services to be provided hereunder and only in the manner and style approved by Altamira from time to time in writing (such approval not to be unreasonably withheld, conditioned or delayed). Nuance agrees that it will not use Altamira Trademarks as part of its company name or in connection with any product or service other than the Products. Nuance agrees not to alter, deface, remove, cover up, or mutilate any of the Licensed Trademarks or any serial number, lot code number or other designation that may be attached or affixed to the Products or any packaging materials.

8.4 Third Party Infringement.

(a) Notice. Each Party agrees to use its commercial reasonable efforts to notify the other Party in writing immediately, but in any case no later than ten (10) business days after it has notice of any (a) apparent, threatened or actual infringement by a third party of any Licensed Patent or Licensed Trademarks, or (b) unauthorized use or misappropriation of any know-how, which form part of the Licensed IP in the Territory (the “Licensed Know-How”), by a third party of which it becomes aware, with respect to products competitive with the Products in the Territory and, in each case, will provide the other Party with all evidence in such Party’s possession or control supporting such infringement or unauthorized use or misappropriation (each, an “Infringement”).

(b) Enforcement. Altamira will have the first right, but not the obligation, using counsel of its choosing and at its sole expense, to institute any action alleging Infringement of the Licensed IP in the Territory (any such action, an “Infringement Action”). Altamira will notify and keep Nuance apprised in writing of any such Infringement Action and will consider Nuance’s reasonable interests and requests regarding such Infringement Action; provided, that, if Altamira does not intend to prosecute an Infringement Action, or does not intend to pursue an Infringement Action, (a) it will promptly inform Nuance in writing and (b) Nuance shall have the right, but not the obligation, at its own expense to institute an Infringement Action against the applicable third party infringer(s). For clarity, Altamira will have the sole right to institute any Action alleging Infringement of the Licensed IP outside the Territory.

(c) Cooperation. In any Infringement Action brought under the Licensed IP pursuant to Sections 8.4(b), each Party will, and will cause its affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the Licensed IP and will join such suit as a party, if requested by the other Party. Furthermore, the Party initiating any Infringement Action pursuant to Section 8.4(b) will consider in good faith all reasonable and timely comments from the other Party on any proposed arguments asserted or to be asserted in litigation related to the enforcement or defense of any such Licensed IP.

8.5 Claimed Infringement. Each Party agrees to use its commercial reasonable efforts to notify the other Party in writing immediately, but in any case no later than ten (10) business days after it has notice that a third party brings any action alleging intellectual property infringement by Nuance or Altamira or any of their respective affiliates or sublicensees with respect to the Product in the Territory (any such action, an “Infringement Claim”). In the case of any Infringement Claim, Altamira will have the first right, but not the obligation, to control the defense and response to any such Infringement Claim in the Territory; provided that, if Altamira does not intend to defend or respond to an Infringement Claim, (a) it will promptly inform Nuance in writing and (b) Nuance shall have the right, but not the obligation to defend against the applicable third party claimer(s). Upon the request of the Party controlling the response to the Infringement Claim, the other Party will reasonably cooperate with the controlling Party in the reasonable defense of such Infringement Claim. The other Party will have the right to consult with the controlling Party concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation. If the Infringement Claim is brought against both Parties, then each Party will have the right to defend against the Infringement Claim. The Party defending an Infringement Claim under this Section 8.5 will (a) consult with the other Party as to the strategy for the prosecution of such defense, (b) consider in good faith any comments from the other Party with respect thereto and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense. Altamira will have the sole right to settle any Infringement Claim; the consent of Nuance is not required. Altamira shall fully indemnify Nuance for all reasonable legal fees in relation to such Infringement Claims.

8.6 Similar Marks. Nuance agrees not to use, adopt or register any trademark, service mark, trade name, mark, logo, domain name, symbol or any other distinctive sign which is similar to or likely to be confused with any of Altamira Trademarks. Nuance agrees that it will not use any other trademark, word, symbol, letter, or design in combination with any of Altamira Trademarks.

8.7 Documents. The Parties agree that Altamira or its designee will have the right to approve all sales literature and promotional materials, instruction manuals and related materials prepared or used by Nuance in connection with the Products. Nuance agrees to provide to Altamira copies and work papers describing such literature and materials prior to such use. If Altamira does not object in writing to such material within ten (10) business days of receipt, Altamira shall be deemed to have approved Nuance’s use of such materials. The Parties agree that translations into any language of all sales literature and promotional materials, manuals and related materials prepared or used by Nuance in connection with the Products are and will be the sole property of Altamira, who may use them for any commercial or other purposes at its sole discretion.

8.8 Effect of Termination. Upon expiration or termination of this Agreement for any reason, Nuance will immediately cease all use or reference of the Licensed IP, provided that Nuance may continue to use the Licensed IP in its promotion and sale of the Products held in inventory and not repurchased by Altamira pursuant to the provisions of Section 11.2(d) hereof.

9.	WARRANTY.

9.1 Mutual Warranties. Each Party hereby represents and warrants, as of the Effective Date, as follows:

(a) Organization. It is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement;

(b) Authorization. The execution and delivery of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (i) such Party’s charter documents, bylaws, or other organizational documents, (ii) any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any Applicable Laws, or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party;

(c) Binding Agreement.  This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity);

(d) No Inconsistent Obligation.  It is not under any obligation, contractual or otherwise, to any person that conflicts with or is inconsistent with the terms of this Agreement, or that would impede the diligent and complete fulfilment of its obligations hereunder.

9.2 Additional Warranties by Altamira. Altamira warrants and represents to Nuance that:

(a) before completion of Production Transfer, at the time of delivery to the FOB or FCA point the Products shall conform to Altamira’s specifications, Applicable Laws or regulatory requirements in effect as of such time which may affect the safety, identity, strength, purity or quality of the Products. In case of breach of this Warranty, Altamira shall, at its option, replace the non-conforming Products or reimburse the purchase price for the non-conforming Products. All other rights for defects are excluded, including the right to claim damages, to reduce the purchase price or to rescind the respective order.

Any warranty claim of Nuance shall be precluded if,

-	with regard to a visible Non-Conformity with Altamira’s specifications, such Non-Conformity is not notified to Altamira according to Section 3.5 above or,

-	with regard to a hidden Non-Conformity with Altamira’s specifications, such Non-Conformity is not notified to Altamira immediately after the detection of the Non-Conformity.

An action for breach of this Warranty becomes time-barred according to minimum mandatory time periods stipulated by the applicable law of the Agreement after the delivery of the affected Products to Nuance, even if Nuance does not discover the non-conformities until later.

This Section shall apply by analogy to defects of title in the Products.

(b) Manufacturing and any and all other activities related to the Products carried out by Altamira for the Territory, shall be in conformance with all Applicable Laws and regulations;

(c) Altamira has the right to grant all rights and licenses it purports to grant to Nuance with respect to the Licensed IP under this Agreement, free and clear of any rights therein granted to any third party; all patents and trademarks within the Licensed IP are (i) subsisting and in good standing and (ii) being diligently prosecuted in the applicable governmental offices in accordance with law, and have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment;

(d) Altamira has not granted any license, right or interest in, to or under the Licensed IP to any third party with respect to any of the Products in the Territory;

(e) no claim or action has been brought or, to Altamira’s knowledge, threatened in writing, by any third party alleging that the use of the Licensed IP in the Territory infringes or misappropriates, or would infringe or misappropriate, any intellectual property rights of any third party; and

(f) there is no actual infringement by a third party of the Licensed IP in the Territory.

THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ALL OTHER WARRANTIES, CONDITIONS, REPRESENTATIONS, INDEMNITIES AND GUARANTEES, EXPRESS OR IMPLIED, WHETHER ARISING BY STATUTE, CUSTOMS OF TRADE OR OTHERWISE, AND WHETHER ARISING UNDER ANY PRIOR AGREEMENT OR UNDER ANY ORAL OR WRITTEN STATEMENT MADE BY OR ON BEHALF OF THE COMPANY IN NEGOTIATIONS WITH NUANCE ARE HEREBY WAIVED AND SHALL NOT APPLY.

9.3 Change of Control. Each Party shall provide written notice to the other Party within five (5) business days after a Change of Control Event affecting the notifying Party. “Change of Control Event” shall mean any of the following events: (i) an acquisition of the notifying Party by an acquirer by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the notifying Party), or (ii) a sale of all or substantially all of the assets of the notifying Party, so long as in either case the notifying Party’s stockholders of record immediately prior to such event will, immediately after such event, hold less than fifty percent (50%) of the voting rights in the surviving or acquiring entity.

9.4 Discharge of obsolete or defective Products. Nuance may destroy obsolete or defective Products at its own expense, following a controlled procedure, except for non-conforming Products as defined in Section 9.2, where such costs will be borne by Altamira subject to its prior written approval.

10.	CONFIDENTIALITY.

During the term of this Agreement and thereafter, each Party agrees and will cause its affiliates, sublicensees and contractors to, keep in confidence and not disclose to anyone, directly or indirectly, or use for its own benefit, any of the information contained in this Agreement or any of the transmitting Party’s trade secrets or other proprietary information, including, but not limited to, business, technical, marketing, sales and financial information (the “Information”) obtained or learned by the receiving Party hereunder or as a result of the business relationship with the transmitting Party (whether prior to or during the term hereof), except as necessary in the course of the receiving Party’s performance hereunder. However, this restriction shall not apply to:

(a) Information which, at the time of disclosure, can be shown to have been in the general public knowledge;

(b) Information which, after disclosure, becomes part of the public knowledge by publication or otherwise, other than through a breach of this Agreement by the receiving Party;

(c) Information which the receiving Party can establish by competent proof was in the receiving Party’s possession at the time of disclosure by the transmitting Party and was not acquired, directly or indirectly, from the transmitting Party;

(d)  Information which has been independently developed by or for the receiving Party without reference to or use of the transmitting Party’s Information, as evidenced by contemporaneous written record;

(e) Information which the receiving Party may receive without restriction from a third party, provided that such information was not obtained in confidence by the third party, directly or indirectly from the transmitting Party;

(f) Information which the receiving Party discloses to its employees and advisors as necessary to discharge its obligations under this Agreement, provided that any such employees or advisors shall also be bound by the same confidentiality obligations under this Clause as the receiving Party;

(g) Information which the receiving Party discloses to file or prosecute intellectual property rights as contemplated by this Agreement, or to prosecute or defend litigation as contemplated by this Agreement; or

(h) Information which the receiving Party is required by Applicable Laws, court orders or governmental regulations to disclose, provided that the disclosure is limited to the extent possible and, where permitted, the transmitting Party is given sufficient advance notice of the planned disclosure in order to be able to object to the disclosure before the competent authority.

11.	TERM OF AGREEMENT; TERMINATION.

11.1 Term. This Agreement shall commence on the Effective Date and shall thereafter remain in effect for a term of ten (10) years thereafter, unless terminated earlier as provided below. After the initial expiration date, this Agreement shall be automatically renewed for another term of ten (10) years unless one of the Parties provides written notice to the other Party that the Agreement will expire, which notice shall be delivered not less than one hundred eighty days (180) days prior to such renewal date. Acceptance by Altamira of any Purchase Order from Nuance after expiration or termination of this Agreement shall not be considered as a waiver of the termination or as any extension or renewal of this Agreement. The Parties hereby acknowledge and agree that this Agreement shall be deemed to be an agreement with a fixed term notwithstanding the automatic renewal feature set forth in this Section 11.1.

11.2 Termination.

(a) In the event that either Party fails to fulfil any of the material terms and conditions of this Agreement, then such Party shall be in breach under this Agreement if the breach has not been remedied within sixty (60) days after written notice of such breach, identifying the breach and requiring it to be remedied, and the non-defaulting Party shall then have the right, upon written notice to the defaulting Party, to terminate this Agreement immediately, effective as of the date of receipt of written notice of termination by the terminated Party.

(b) In the event that either Party becomes bankrupt or insolvent or goes into liquidation, whether compulsory or voluntary, or is petitioned into bankruptcy, or takes advantage of any state, federal or foreign bankruptcy or insolvency act, or has a receiver appointed for any of its assets or makes any arrangements for the benefit of its creditors, the other Party may terminate this Agreement immediately, effective as of the date of receipt of written notice of termination by the terminated Party.

(c) Without prejudice to any other remedy that Altamira may have against Nuance for breach or non-performance of this Agreement, the Parties agree that Altamira shall have the right to terminate this Agreement without penalty or compensation to Nuance and with immediate effect by written notice to Nuance if:

(i)  Nuance fails to initiate the registration process for the Products in the first country of the Territory within [***] from the Effective Date;

(ii) Nuance fails to initiate the Commercialization of the Products within [***] from their registration in Mainland China;

(iii)  Nuance fails to pay any amount due to Altamira within thirty (30) days from the date which Nuance has received from Altamira a notice which sets forth the failure to make such payment and the amount, unless Nuance is then contesting the payment in good faith;

(iv) any strike, intervention by any public authority, pandemic, natural disaster or other force majeure event prevents Nuance from fulfilling its obligations under this Agreement for a period of more than six (6) consecutive months;

(v) Nuance challenges the validity of the Licensed IP;

(vi) Altamira intends to discontinue the sale of the Products in the Territory and Altamira has provided prior notice of such discontinuation as provided in Section 1.6;

(vii) Nuance does not correct a quality failure which is or may give rise to a material adverse consequence as provided in Schedule 4.

(d)  Nuance shall have the right to terminate the Agreement without penalty or compensation to Altamira and with immediate effect by written notice to Altamira if: (i) Altamira fails to provide essential document and/or data reasonably required for the registration of the Products with the Chinese National Medical Products Administration within sixty (60) days of receiving notice from Nuance of the essential documents and/or data required and identifying the requirements that have not been met, or (ii) Altamira fails to supply Products in breach of Section 3.1 (Product Supply), Section 3.2 (c), (d), (e) & (g) (Orders), Section 3.3 (Shipment Schedule), Section 3.4 (Partial Shipment) or Section 3.8 (Shelf Life).

(e) Upon termination of the Agreement, Altamira shall have the right, but not the obligation, to repurchase or to have its designee repurchase any or all of the Products remaining in Nuance’s inventory, at Nuance’s actual documented FOB cost. Upon Altamira’s request, Nuance shall provide a list of such remaining inventory, and Altamira shall have ten (10) days from receipt of the list to exercise its purchase option. In the event that Altamira does not exercise its option, Nuance may continue to sell its remaining inventory in the Territory for a period of three (3) months following termination of the Agreement. Upon Altamira’s or its designee’s repurchase of the inventory or the expiration of the three (3) month period, whichever is applicable, Nuance agrees to immediately (i) return to Altamira all samples, sales literature, Product and manufacturing process documentation (including copies of the Technical File) and other materials, documents or papers whatsoever relating to the Licensed IP provided to it, and (ii) discontinue all use of Licensed IP, including patents, trademarks, trade names and domain names, and will return or destroy all records made or obtained in the course of performance hereunder that contain information that is protected from disclosure or use under Section 10. Effective as of the date immediately following the effective date of termination or expiration of this Agreement, Nuance agrees to assign to Altamira, and Altamira agrees to assume, accept and perform, each of Nuance’s customer contacts and third-party distribution contracts that relate exclusively to the Products in the Territory (or, if not exclusively related to the Products in the Territory, the rights and obligations under each of the foregoing that relate solely to the Products in the Territory). Effective as of the date immediately following the effective date of termination or expiration of this Agreement, Nuance agrees to provide Altamira all information related to the selling prices, cash discounts and rebates and other commercial policies with each of Nuance’s customers in the region.

(f) This Agreement is executed by each Party with full knowledge of the non-extension and termination rights provided above. Except as expressly set forth below, Nuance for itself and its permitted assignees and successors hereunder hereby waives and disclaims, and forever releases Altamira from, any claim for any compensation or equitable remedy under applicable law related to the expiration of this Agreement pursuant to Section 11.1. or the termination of this Agreement pursuant to Section 1.5(c) or Section 11.2. If such rights under applicable law cannot be waived, then Nuance hereby agrees to discharge and settle all such claims in exchange for the payment by Altamira to Nuance of [***], and Nuance shall promptly execute and deliver any certificates, agreements or instruments evidencing such discharge and settlement that Altamira may request.

11.3 No Goodwill Indemnity. Nuance agrees that the terms of this Agreement enable Nuance to recover equitable benefits from its investments in the marketing of the Products, and that the position of Nuance is not similar to that of an agent. Accordingly, Nuance shall not be entitled to an indemnity for goodwill or similar compensation in case of a termination of this Agreement, even if Nuance has significantly developed Company’s business in the Territory and Altamira continues to derive substantial benefits from the business generated by Nuance.

11.4 Continuing Obligations. Upon termination of this Agreement, the Parties agree that each will abide by and uphold any and all rights and obligations accrued or existing as of the date of termination, including those set out in Schedule 4. The confidentiality obligations agreed under this Agreement shall also survive the end of this Agreement.

11.5 Effects of the Notice of Termination. As soon as a notice of termination has been given by either Party, Altamira and Nuance shall no longer be bound by the exclusivity under this Agreement. Altamira may also communicate to the public that it has appointed another distributor for the Territory or that it will distribute the Products in the Territory itself by direct selling. Altamira shall not be obliged to continue the supply of Products as soon as a notice of termination has been given by either Party (except for the fulfilment of orders accepted by Altamira).

12.	INDEMNIFICATION.

12.1 Indemnification by Nuance. Nuance shall hold harmless and indemnify Altamira, its affiliates and their respective directors, officers, employees, and agents (collectively, the “Altamira Indemnitees”) from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of third parties (collectively, “Claims”) incurred by or rendered against the Altamira Indemnitees arising from or occurring as a result of:

(a)  the material breach by Nuance of any warranty, representation, covenant, or agreement made by Nuance under this Agreement; or

(b)  the material breach by Nuance or any of its affiliates, or sublicensees of any regulatory approval for the Products or any Applicable Laws; or

(c)  the omission, gross negligence or wilful misconduct on the part of Nuance or its affiliates or its or their respective directors, officers, employees, or agents in performing its obligations under this Agreement, provided such indemnity shall not apply to the extent Altamira has an indemnification obligation pursuant to Section 12.2 for such Losses, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

12.2 Indemnification by Altamira. Altamira shall hold harmless and indemnify Nuance, its Affiliates, and its and their respective directors, officers, employees, and agents (collectively, the “Nuance Indemnitees”), from and against any and all Losses in connection with any and all Claims incurred by or rendered against the Nuance Indemnitees arising from or occurring as a result of the use of the Products and based on statutory product liability provisions:

provided that such indemnity shall not apply to the extent Nuance has an indemnification obligation pursuant to Section 12.1 for such Losses, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

12.3 Third Party Claims.

(a)  Notice. An indemnified Party (“Indemnified Party”) entitled to indemnification under Sections 12.1 or 12.2 will give prompt written notification to the indemnifying Party (“Indemnifying Party”) from whom indemnification is sought of the commencement of any legal action by a third party for which indemnification may be sought (a “Third Party Claim”) or, if earlier, upon the assertion of such Third Party Claim by a third party; provided, however, that failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 12.3(a) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice.

(b)  Defense. Within thirty (30) days after delivery of a notice of any Third Party Claim in accordance with Section 12.3(a), the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party may control such defense. The Party not controlling such defense may participate therein at its own expense.

(c)  Cooperation. The Party controlling the defense of any Third Party Claim will keep the other Party advised of the status of such Third Party Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto. The other Party will reasonably cooperate with the Party controlling such defense and its Affiliates and agents in defense of the Third Party Claim, with all out-of-pocket costs of such cooperation to be borne by the Party controlling such defense.

(d)  Settlement. The Indemnified Party will not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.

12.4 Damage Limitations. Neither Party shall be liable to the other for any incidental, indirect, consequential, exemplary, punitive or special damages in connection with any matters relating directly or indirectly to this Agreement or any other aspect of the business relationship, even if one Party has been advised of the possibility of such damages by the other.

Nuance shall use commercially reasonable effort to follow the binding instructions of Altamira regarding the Products affected by Third Party Claims or otherwise required to minimise any claims and damages under Sections 8, 9 and 10 or this Section 12. Altamira shall not be liable for any damages that could have been avoided if Nuance had followed its binding instructions.

13.	GENERAL PROVISIONS.

13.1 Force Majeure. Each Party shall be excused from any failure or delay in performance resulting directly or indirectly from acts of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout or other industrial or student disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy or other supplies, explosion, or epidemic, pandemic or government mandated lockdown governing either Party, or any other cause beyond a Party’s reasonable control, but due diligence shall be exercised in curing such cause and resuming performance hereunder. During any period of force majeure, the Party that is not directly affected by such condition of force majeure shall be entitled to take any reasonable action necessary to mitigate the effects thereof, and the provisions of Section 1.1 shall be suspended to the extent necessary to permit any such action.

13.2 Relationship of Altamira and Nuance. The relationship between Altamira and Nuance is that of licensor, supplier, and seller on the one hand and licensee, buyer, distributor and, from the Production Transfer, manufacturer on the other hand only. This Agreement shall not create any other relationship, including the relationships of franchiser and franchisee, employer and employee, principal and agent, master and servant, partnership, or joint venture. Without limiting the foregoing, Nuance agrees not to represent itself as Altamira’s agent or legal representative at any time; Nuance shall not be authorized to accept process on Altamira’s behalf; and Nuance shall have no express or implied right or authority to bind Altamira in any manner whatsoever. None of Nuance’s obligations shall pass to Altamira, including, but not limited to, any of Nuance’s obligations as an employer to its own employees. Except as otherwise agreed to by Altamira in writing in advance, Nuance shall take no action that could reasonably be expected to cause Nuance to be deemed to be the commercial agent of Altamira by operation of law or otherwise, including, but not limited to, making any filing with any governmental body that would cause Nuance to be deemed the commercial agent of Altamira under Applicable Laws.

13.3 Insurance. Following completion of the Production Transfer, Nuance shall maintain in effect at all times during the term of this Agreement insurance, including without limitation workers’ compensation, comprehensive general liability, product liability, and property damage insurance against all losses, claims, demands, proceedings, damages, costs, charges and expenses for injuries or damages, costs, charges and expenses for injuries to any person or property arising out of or in connection with this Agreement which are the result of the fault or negligence of Nuance, its agents and sublicensees. Such insurance shall be for coverage on an occurrence basis in the amount of not less than [***] for personal injury and [***] for property damage. Nuance shall also provide insurance covering theft and destruction of Products, as well as any other insurance coverage customary within the Territory.

13.4 Assignment, Delegation and No Set-Off.

(a) No Party may assign this Agreement or any of its rights hereunder or delegate any of its obligations hereunder, including transfers by operation of law such as by way of merger or consolidation, without the other Party’s prior written consent which shall not be unreasonably withheld or delayed; provided, however, that (i) a Party may assign this Agreement to a subsidiary or affiliated entity after written notice to the other Party and (ii) Altamira may transfer its rights and obligations hereunder to any person to which Altamira transfers substantially all of its stock, business or assets. This Agreement shall bind and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

(b) Nuance shall timely provide Altamira with advance written notice of any change in control of its business, but such notice shall not obligate Altamira in any manner. Any consent given by Altamira for the performance of any of Nuance’s obligations by any of its subsidiaries, independent distributors or agents shall be conditioned upon their written agreement to comply with all of Nuance’s obligations hereunder, and such consent shall not relieve Nuance of such obligations.

(c) Except as expressly provided in this Agreement, Nuance waives its right to set off any claim made by Altamira against Nuance under or in connection with this Agreement against a claim that it has itself against Altamira.

13.5 Waiver. A waiver by either Party of any of its rights under or any provision of this Agreement or any default of the other Party in a particular instance shall not in any event be effective, unless the same shall be in writing and signed by the Parties hereto, and shall not operate as a waiver of the same or different rights or defaults in subsequent instances. No express waiver shall affect any default other than the default specified in the waiver, and such waiver shall be operative only for the time and to the extent stated therein.

13.6 Notices. All notices to be given hereunder by either Party to the other shall be in writing and shall be served if sent by personal delivery, by prepaid courier or by registered mail with return receipt requested as follows:

If to Nuance: Nuance Pharma (Shanghai) Co., Ltd., Suite 639, East Tower, No 1376, Nan Jing West Road, Shanghai, China 200040

If to Altamira: Altamira Medica Ltd., Bahnhofstrasse 21, 6300 Zug, Switzerland

Any Party may change its address for receiving notice by written notice in accordance with this Section. Notices shall be deemed to have been received (a) if given by registered or certified mail, ten (10) days after being deposited in the mail, or (b) if given by personal delivery on the day such notice is delivered with receipt confirmed.

13.7 Paragraph Headings and Language Interpretations. This Agreement shall be considered as drafted by all the Parties hereto, and any ambiguity shall not be construed against any Party. Section titles and headings to sections contained in this Agreement are inserted for reference only and are not to be considered substantive provisions of this Agreement or to affect the meaning or interpretation of this Agreement. The use of a singular or plural form shall include the other genders.

13.8 Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to Applicable Laws. Whenever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, or regulation contrary to which the Parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, section, paragraph, article, sentence or clause sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each other provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. The invalid provision or unenforceable provision shall be replaced by a provision achieving the same business purpose.

13.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.10 Governing Law.

(a) This Agreement, including all questions in connection with the validity, execution and performance hereof, shall be governed by and interpreted in accordance with the laws of Switzerland, excluding any choice of law rules which may direct the application of the laws of another jurisdiction. Each Party hereby waives, releases and agrees not to assert, and agrees to cause its affiliates to waive, release and not assert, any rights such Party or its affiliates may have under any foreign law or regulation that would be inconsistent with this Agreement as governed by the laws of Switzerland. This Agreement will not be subject to the Convention on Contracts for the International Sale of Goods.

(b) Each Party represents and warrants that it is legally qualified to fulfil its obligations as set out by this Agreement. Nuance further agrees that all applicable existing and future laws, regulations, and acts of the government of the Territory will apply with respect to the performance of Nuance’s obligations hereunder. Each Party agrees that it will not make either directly or indirectly any payments or gifts in violation of the laws of the Territory or of the laws of Switzerland or any other country with respect to which it performs its obligations under this Agreement. The Parties agree that any breach of these representations, warranties and undertakings by either Party shall be deemed serious and shall constitute a default entitling the other Party to terminate this Agreement immediately without any liability.

13.11 Dispute Resolution.

(a) In the event that there is a dispute, claim or controversy (“Dispute”) arising in connection with this Agreement, the Parties hereto agree that the Dispute shall first be referred for unanimous resolution to designated representatives of the Parties. In the event that the designated representatives are unable to reach unanimous resolution within sixty (60) days of the submission of the Dispute by the aggrieved Party to the other Party, the Dispute shall then be exclusively and finally adjudicated under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”), by one or more arbitrators appointed in accordance with the said Rules.

(b) In the absence of an agreement by the Parties at the time of the arbitration that it is appropriate to submit the dispute to a single arbitrator, the arbitral tribunal shall be composed of three arbitrators. Each Party shall appoint one arbitrator. If a Party fails to nominate an arbitrator within sixty (60) days from the date when the claimant’s request for arbitration has been communicated to the other Party such appointment shall be made by the Court of Arbitration of the ICC. The two arbitrators thus appointed shall attempt to agree upon the third arbitrator to act as chairman. If said two arbitrators fail to nominate the Chairman within sixty (60) days from the date of appointment of the latest arbitrator to be appointed, the Chairman shall be selected by the Court of Arbitration of the ICC. In all cases, the Chairman shall be a lawyer fluent in English. The arbitral tribunal shall be constituted in accordance with the present clause, and with respect to matters not dealt with in this clause, in accordance with the then existing Rules of Conciliation and Arbitration of the ICC.

(c) The place of arbitration shall be Zurich, Switzerland. The arbitral proceedings shall be conducted in the English language.

(d) The Parties hereby exclude any right of application or appeal to any court.

(e) Judgment on the award of the arbitrators may be entered in any court having jurisdiction over one or more of the Parties or their assets. The arbitrators shall award the prevailing Party its costs of such arbitration including, but not limited to, reasonable attorneys’ fees.

(f) If a Party refuses to comply with the rendered award, and the other Party enters and application for judicial enforcement thereof, the refusing Party shall bear all the expenses incurred in connection therewith.

(g) Nothing in this Section 13.10 shall prevent either Party from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent serious and irreparable injury to one Party or to others.

13.12 Applicable Terms. Each Party expressly rejects any additional or different terms or condition proposed by the other Party, and any such terms or conditions, and any such terms or conditions contained in any purchase orders or any of its other business forms shall be of no force or effect whatsoever, unless otherwise agreed to by both Parties expressly in writing. In the event of a conflict between any of the terms stated herein and those contained on any invoice, the terms stated herein shall control.

13.13 Expenses. Except as otherwise specifically provided herein, each Party hereto will pay all costs and expenses it incurs incident to its negotiation and preparation of the Agreement and to its performance and compliance with all terms and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accounts.

13.14 Amendments. The Parties hereto, by mutual agreement in writing, may amend, modify, and supplement this Agreement.

13.15 Attorney’s Fees. In any legal proceeding brought for the enforcement of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any provision of this Agreement or other dispute concerning this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorney’s fees and other costs incurred in arbitration or proceeding, in addition to any other relief to which it may be entitled.

13.16 Entire Agreement. This Agreement (which shall be deemed to include each of the above-referenced and attached Schedules) contains all the terms and conditions agreed upon by the Parties hereto with reference to the subject matter hereof. No other agreement, oral or otherwise, shall be deemed to exist or to bind either of the Parties hereto, and all prior agreements and understandings are hereto superseded. This Agreement cannot be modified or changed except by a written instrument signed by both Parties hereto.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by a duly authorized representative all as of the date first written above.

Altamira Medica Ltd.

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	Chairman & CEO

Nuance Pharma Limited

By:	/s/ Mark G. Lotter
Name:	Mark G. Lotter
Title:	CEO

SCHEDULE 1

TERRITORY AND PRODUCTS

Territory

●	People’s Republic of China
●	Hong Kong
●	Macau
●	South Korea

Products

1)	Bentrio™ nasal spray, 20 mL, cardboard packaging, instructions for use (IFU) inserted

Labelling and packaging languages:

●	Chinese (Mandarin) / Chinese (Cantonese)
●	English / Korean

as approved by the competent authority.

Configuration:

●	Packaging Unit: [***]
●	Weight per selling unit: [***]
●	1 box of 60 SKUs [***]
●	[***] SKUs on one pallet
●	Pallet weight: [***]

SCHEDULE 2

SELLING PRICE AND ORDER QUANTITIES

Selling Price

[***] / Product 1

PPI as of December 2021: [***]

Except where expressly stated otherwise, all prices are quoted exclusive of VAT and custom tariffs and duties, which shall be borne by Nuance.

Order Milestone

[***] Product 1) units to People’s Republic of China. The quantity will be increased by [***] for South Korea in accordance with Section 1.1(b) but adjustable depending on the registration progress of the Products in South Korea.

Minimum Annual Quantities

	2024	2025	2026	2027
Product 1) units (thousands)	[***]	[***]	[***]	[***]

If the minimum annual quantities set out above cannot be achieved due to the slow progress of the applications for national registrations of the Products, the Parties will in good faith discuss adjustments to such quantities. Any adjustment will replace the above figures only if it is agreed to by both Parties, such agreement shall not be unreasonably withheld.

SCHEDULE 3

PURCHASE ORDER

[***]

SCHEDULE 4

REGULATORY & QUALITY REQUIREMENTS

[***]